STOCKHOLDER VOTING AGREEMENT
STOCKHOLDER VOTING AGREEMENT (this “Agreement”), dated as of June 11, 2019, by and among TheMaven, Inc., a Delaware corporation (“Parent”) and the stockholders listed on Schedule I hereto (each, a “Stockholder” and collectively, the “Stockholders”).
W I T N E S S E T H:
WHEREAS, as of the date hereof, each Stockholder holds and is entitled to vote (or to direct the voting of) the number of shares of stock (the “Company Stock”) of TheStreet, Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto (with respect to each Stockholder, such shares of Company Stock set forth on Schedule I are referred to herein as the “Subject Shares”);
WHEREAS, Parent, TST Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), and the Company, have entered into an Agreement and Plan of Merger, dated as of June 11, 2019 (as may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a Subsidiary of Parent;
WHEREAS, as a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, each Stockholder is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Capitalized Terms. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
Section 1.2    Other Definitions. For purposes of this Agreement:
(a)    “Affiliate” shall mean, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this Agreement, with respect to each Stockholder, the term “Affiliate” shall not include the Company and the Persons that directly, or indirectly through one or more intermediaries, are controlled by the Company.
(b)    “Competing Proposal” shall mean, other than the transactions contemplated by this Agreement, any bona fide proposal or offer (other than a proposal or offer by Parent or any of its subsidiaries) from a Third Party relating to (i) a merger, reorganization, sale of assets, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company as determined on a book-value basis; (ii) the acquisition (whether by merger, consolidation, equity investment, joint venture or otherwise) by any person of twenty-five percent (25%) or more of the assets of the Company and its subsidiaries, taken as a whole as determined on a book-value basis; (iii) the acquisition in any manner, directly or indirectly, by any person of twenty-five percent (25%) or more of the issued and outstanding shares of Company Common Stock, (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person beneficially owning twenty-five percent (25%) or more of the Company Common Stock or any class of equity or voting securities of the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Company as determined on a book-value basis.
(c)    “Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.
(d)    “Third Party” shall mean any person or group other than Parent, Merger Sub and their respective affiliates.

ARTICLE II
VOTING AGREEMENT AND PROXY GRANT
Section 2.1    Agreement to Vote the Subject Shares. Each Stockholder hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the of the Company’s stockholders, such Stockholder shall vote (or cause to be voted) its Subject Shares (x) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (and any actions directly required in furtherance thereof), (y) against any action, proposal, transaction or agreement that, to the knowledge of such Stockholder, is intended to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Stockholder under this Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its respective Subsidiaries; (ii) any approval or consent regarding any Competing Proposal; (iii) any change in Persons who constitute the board of directors of the Company; and (iv) any other action or proposal involving the Company or any of its Subsidiaries that, to the knowledge of such Stockholder, is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
Section 2.2    Grant of Proxy. Concurrently with the execution of this Agreement, each Stockholder hereby appoints, with respect to such Stockholder’s Subject Shares, Parent, and any designee of Parent, and each of them individually, such Stockholder’s sole and exclusive proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to such Stockholder’s Subject Shares in the form of Exhibit A attached hereto. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each

Stockholder shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy.
Section 2.3    Nature of Proxy. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the Voting Period and shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall be valid and binding on any Person to whom the Stockholder may transfer any of its Subject Shares in breach of, or in accordance with, this Agreement. Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder’s Subject Shares. Each Stockholder agrees not to grant any proxy (whether revocable or irrevocable) to any Person that conflicts with the proxy granted by such Stockholder pursuant to this Article II, and any attempt to do so shall be void and of no force and effect. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.

ARTICLE III
COVENANTS
Section 3.1    Generally.
(a)    Each Stockholder agrees that during the Voting Period if Parent and Merger Sub are in compliance with the terms of this Agreement and the Merger Agreement, except as contemplated by the terms of this Agreement, it shall not (i) sell, sell short, transfer (including by way of gift), tender, pledge, encumber, assign, grant any right to acquire (whether such right is exercisable immediately or only after the passage of time or upon the satisfaction of one or more conditions (whether or not within the control of such Stockholder)) or otherwise dispose of (collectively, a “Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of its Subject Shares or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.
(b)    In the event of a stock dividend or distribution, or any change in the Company Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include, with respect to any Stockholder, such Stockholder’s Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of its Subject Shares may be changed or exchanged or which are received in such transaction.
Section 3.2    No Solicitation of Other Offers. During the Voting Period, no Stockholder shall, and each Stockholder shall not authorize any of its Subsidiaries or controlled Affiliates and shall use commercially reasonable efforts not to permit any of its, its Subsidiaries’ or its Affiliates’ directors, officers, employees, agents or representatives to, directly or indirectly, (i) solicit, initiate or knowingly facilitate or encourage a Competing Proposal, (ii) furnish or disclose to any Third Party non-public information (or afford access to any of the properties, assets, books or records relating to the Company or any of its Subsidiaries) with respect to or in furtherance of or which would reasonably be likely to lead to a Competing Proposal, (iii) negotiate or engage in substantive discussions with any Third Party with respect to a Competing Proposal or (iv) enter into any agreement or agreement in principle with respect to a Competing Proposal.

Section 3.3    No Effect on Directors. Notwithstanding any of the provisions of this Agreement, the parties acknowledge that the Stockholders are represented on the Company’s Board of Directors and agree that such persons will act in their capacities as directors of the Company solely in accordance with their duties to the Company and its stockholders.
Section 3.4    Reasonable Efforts. Parent shall (a) make promptly its filing, and thereafter make any other required submissions, under the HSR Act with respect to the Merger Agreement and the Merger and (b) use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger as promptly as practicable, including using commercially reasonable efforts to obtain promptly all permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with Parent or the Company or their Subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER
Each Stockholder hereby represents and warrants to Parent that the following statements in this Article IV are true and correct as to such Stockholder:
Section 4.1    Due Organization, etc. The Stockholder is an entity duly formed and validly existing under the Laws of the jurisdiction of its organization. The Stockholder has all necessary limited partnership or limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder has been duly authorized by all necessary limited partnership or limited liability company action on the part of such Stockholder.
Section 4.2    Ownership of the Subject Shares. As of the date hereof, (i) the Stockholder is the lawful owner of its Subject Shares and has the sole power to vote (or cause to be voted) its Subject Shares and (ii) neither the Stockholder nor any controlled Affiliate of the Stockholder owns or holds any additional shares of any class of stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. The Stockholder has good and valid title to its Subject Shares free and clear of any and all Liens, proxies and voting agreements of any nature or kind whatsoever, other than those created by this Agreement.
Section 4.3    No Conflicts. Other than compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (i) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person, is necessary for the execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of the Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, or judgment or, to the knowledge of such Stockholder, any statute, rule or regulation which, in the case of clauses (B) and (C), could reasonably be expected to materially adversely affect the Stockholder’s ability to perform any of its obligations under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Stockholders as follows:
Section 5.1    Due Organization, etc. Parent is a corporation duly organized and validly existing under the Laws of Delaware. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent has been duly authorized by all necessary action on the part of Parent.
Section 5.2    No Conflicts. Other than compliance with the applicable requirements of the Exchange Act, (a) no filing with any Governmental Entity, and no authorization, consent or approval of any other Person, is necessary for the execution of this Agreement by Parent and, except as provided in the Merger Agreement, for the consummation by Parent of the transactions contemplated hereby and (b) none of the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (iii) violate any applicable order, writ, injunction, decree, judgment or, to the knowledge of Parent, any statute, rule or regulation which could reasonably be expected to materially adversely affect Parent’s ability to perform any of its obligations under this Agreement.
Section 5.3    Reliance by the Stockholders. Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.
ARTICLE VI
TERMINATION
Section 6.1    Termination. This Agreement shall terminate as to Parent and each Stockholder, and neither Parent nor any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect, upon the earliest to occur of (a) the mutual consent of Parent and each Stockholder, (b) the date of termination of the Merger Agreement in accordance with its terms, (c) the effectiveness of any modification, amendment, supplement or waiver to the Merger Agreement or any provision therein (in each case, as in effect on the date hereof) that (i) was not approved by each Stockholder and (ii) individually or in the aggregate (A) alters or changes the amount, kind or value of the Merger Consideration to be paid to each Stockholder in connection with the Merger (except as expressly contemplated by the terms of the Merger Agreement), (B) modifies an existing condition to the consummation of the Merger or creates an additional condition to the consummation of the Merger that is material to the consummation of the Merger or is reasonably likely to cause the Closing to be prevented or materially delayed or (C) has, or is reasonably likely to have, an adverse and disproportionate effect on each Stockholder in comparison to other stockholders of the Company, or (d) the Effective Time (as such term is defined in the Merger Agreement) (such date, the “Termination Date”); provided, further, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 7.4 through 7.11, inclusive, of this Agreement shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS
Section 7.1    Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
Section 7.2    Public Announcements. Parent consents to and authorizes the publication and disclosure by each Stockholder of this Agreement, including the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the transactions contemplated by the Merger Agreement in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by applicable Law, SEC or other Governmental Authority to be made by each Stockholder in connection with the Merger.
Section 7.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, by registered or certified mail (postage prepaid, return receipt requested), or by overnight courier, to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
If to Parent:

TheMaven, Inc.
1500 Fourth Avenue, Suite 200
Seattle, Washington 98101
Attention: James C. Heckman
E-mail: jch@maven.io
with a copy (which shall not constitute notice) to:
Golenbock Eiseman Assor Bell & Peskoe LLP
711 Third Avenue, 17th Floor
New York, New York 10017
Attention: Andrew D. Hudders
E-mail: ahudders@golenbock.com

If to any Stockholder, to such Stockholder at the address corresponding to such Stockholder’s name on Schedule I with a copy (which shall not constitute notice) to each of:

Orrick, Herrington & Sutcliffe LLP
The Orrick Building
405 Howard Street
San Francisco, CA 94105
Attention: Karen Dempsey; Richard V. Smith
E-mail: kdempsey@orrick.com; rsmith@orrick.com

Section 7.4    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced because of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party to this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
Section 7.5    Entire Agreement. This Agreement (together with the Merger Agreement, to the extent referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
Section 7.6    Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Parent may assign and transfer its rights and obligations hereunder to any direct or indirect wholly Subsidiary of Parent.
Section 7.7    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 7.8    Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.
Section 7.9    Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
Section 7.10    Headings. The descriptive headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 7.11    Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 7.12    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

IN WITNESS WHEREOF, Parent and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

PARENT: THEMAVEN, INC. By: /s/ James C. Heckman________________ Name: James C. Heckman Title: CEO

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STOCKHOLDERS:

180 DEGREE CAPITAL CORP.

By: /s/ Daniel B. Wolfe__________________
Name: Daniel B. Wolfe
Title: President

THESTREET SPV SERIES - A SERIES OF
180 DEGREE CAPITAL MANAGEMENT, LLC

By: /s/ Daniel B. Wolfe__________________
Name: Daniel B. Wolfe
Title: President

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Schedule I Stockholder Name	Number of Shares of Stock
180 Degree Capital Corp. 7 N. Willow Street, Suite 4B Montclair, NJ 07042	471,521
TheStreet SPV Series - a Series of 180 Degree Capital Management, LLC c/o 180 Degree Capital Corp. 7 N. Willow Street, Suite 4B Montclair, NJ 07042	350,000

Exhibit A
IRREVOCABLE PROXY
The undersigned stockholder of TheStreet, Inc., a Delaware corporation (the “Company”), hereby irrevocably appoints TheMaven, Inc., a Delaware corporation (“Parent”), and any designee thereof, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to the full extent of the undersigned’s rights with respect to the shares of capital stock of the Company owned by the undersigned beneficially and of record as of the date hereof, which shares are listed on Schedule I to this proxy (collectively, the “Owned Shares”), until the Expiration Date (as defined below). As used herein, the term “Expiration Date” shall mean the earliest to occur of: (a) the date of termination of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2019, 2019, among the Company, Parent, and TST Acquisition Co., Inc., a Delaware corporation (“Merger Sub”), (b) the agreement of the parties to terminate this proxy or (c) the Effective Time (as defined in the Merger Agreement). The undersigned hereby revokes any and all previous proxies with respect to the undersigned's Owned Shares and no subsequent proxies (whether revocable or irrevocable) shall be given (and if given, shall not be effective) by the undersigned with respect to the Owned Shares that conflict with this proxy.
This proxy and power of attorney is intended to be irrevocable in accordance with the provisions of Section 212(e) of the General Corporation Law of the State of Delaware and is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration of Parent entering into the Merger Agreement and the Stockholder Voting Agreement, dated as of June 11, 2019, by and among Parent and the stockholders of the Company set forth in Schedule I thereto (the “Voting Agreement”), and shall be valid and binding on any person to whom the stockholder may transfer any of its Owned Shares. The attorney and proxy named above will be empowered at any time prior to the Expiration Date to vote or act by written consent with respect to the Owned Shares at every annual, special, adjourned or postponed meeting of the Company’s stockholders, and in every written consent in lieu of such a meeting, or otherwise, as provided below. The power of attorney granted herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of the undersigned stockholder of the Company.
The attorney and proxy named above may only exercise this proxy to vote the Owned Shares subject hereto at any time prior to the Expiration Date at any meeting (or any adjournment or postponement thereof) of the Company’s stockholders, however called, or in connection with any written consent of the of the Company’s stockholders, (x) in favor of the adoption of the Merger Agreement (and any actions directly required in furtherance thereof), (y) against any action, proposal, transaction or agreement that is intended to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of any Stockholder under the Voting Agreement, and (z) except as otherwise agreed to in writing in advance by Parent, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, share exchange, arrangement, reorganization, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its respective Subsidiaries (as defined in the Merger Agreement); (ii) any approval or consent regarding any Competing Proposal (as defined in the Voting Agreement); (iii) any change in Persons who constitute the board of directors of the Company; and (iv) any other action or proposal involving the Company or any of its Subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, materially delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the Voting Agreement. Any

such vote shall be cast or consent shall be given in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.
The undersigned stockholder may vote the Owned Shares on all other matters.
* * * * * *

Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

Dated:	June 11, 2019

180 DEGREE CAPITAL CORP.

By: /s/ Daniel B. Wolfe__________________
Name: Daniel B. Wolfe
Title: President

THESTREET SPV SERIES - A SERIES OF
180 DEGREE CAPITAL MANAGEMENT, LLC

By: /s/ Daniel B. Wolfe__________________
Name: Daniel B. Wolfe
Title: President

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